EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Members of Danka Business Systems PLC

We consent to the incorporation by reference in the Registration Statements (Nos. 33-75468, 33-75474, 333-18615, 333-89837, 333-83936, 333-83938, 333-87042, and 333-100933 on Form S-8 and Nos. 33-95898, 33-94596 and 333-08455 on Form S-3 and No. 333-109161-12 on Form S-4) of our report dated June 4, 2004, with respect to the consolidated financial statements and schedule of Danka Business Systems PLC included in the Annual Report (Form 10-K) for the year ended March 31, 2004.

/s/ Ernst & Young LLP

Tampa, Florida

June 7, 2004